Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation of our report dated June 16, 2006, accompanying the financial statements included in this annual report on Form 11-K, in the registration statement of Form S-8 (Form S-8 Numbers 33-57687, 333-63738 and 333-116367) pertaining to the Atmos Energy Corporation Retirement Savings Plan and Trust and the related prospectus.
/s/ Whitley Penn LLP
Dallas, Texas
June 23, 2006